UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 16, 2011
MERIDIAN INTERSTATE BANCORP, INC.
(Exact name of registrant as specified in its charter)

Massachusetts	001-33898	20-4652200

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Meridian Street, East Boston, Massachusetts	02128

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (617) 567-1500
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
On November 16, 2011, Hampshire First Bank, which is approximately 40% owned by Meridian Interstate Bancorp, Inc. (the “Company”), entered into an Agreement and Plan of Merger with NBT Bancorp, Inc. (“NBT”) and NBT Bank, N.A. (“NBT Bank”).
The Company owns 1,200,000 shares of common stock of Hampshire First Bank, which shares have an equity investment basis of $10.52 per share as of September 30, 2011, and 60,000 warrants with an exercise price of $10.00 per warrant. Pursuant to the Agreement and Plan of Merger, and subject to the conditions and other requirements set forth therein, 65% of the outstanding shares of Hampshire First Bank common stock will be converted into the right to receive 0.7019 of a share of NBT common stock for each share of Hampshire First Bank common stock. The remaining 35% of outstanding shares of Hampshire First Bank common stock will be exchanged for $15.00 in cash. The transaction is valued at $15.00 per Hampshire First Bank share based on NBT’s closing stock price of $21.37 on November 10, 2011. The exchange ratio shall remain fixed at 0.7019 to the extent the market value of a share of NBT common stock remains within 20% of $21.37, as measured during a period near the closing of the transaction. To the extent the market value of NBT common stock does not remain within the 20% collar, the exchange ratio will be adjusted accordingly to provide Hampshire First Bank stockholders with a minimum value of $12.00 per share and maximum value of $18.00 per share with respect to Hampshire First Bank stock exchanged for NBT common stock. Hampshire First Bank stockholders will have the right to elect to receive cash or NBT common stock as outlined above, subject to 65% of HFB common stock receiving NBT common stock in accordance with the proration and allocation procedures contained in the Agreement and Plan of Merger. In addition, pursuant to the Agreement and Plan of Merger, and subject to the conditions and other requirements set forth therein, each warrant will be cancelled in exchange for a cash payment equal to the difference between $15.00 and the exercise price of the warrant. Calculations of the Company’s gain from its investment in Hampshire First Bank can fluctuate based upon Hampshire First Bank’s earnings and other changes in Hampshire First Bank’s stockholders’ equity.
In connection with the execution of the Agreement and Plan of Merger, on November 16, 2011, the Company entered into a voting agreement with NBT, whereby the Company agreed to vote its shares of Hampshire First Bank in favor of the Agreement and Plan of Merger at any meeting of shareholders of Hampshire First Bank called to consider the Agreement and Plan of Merger. The voting agreement will terminate concurrently with any termination of the Agreement and Plan of Merger.

Forward Looking Statements
This Current Report contains forward-looking statements including, but not limited to, the merger consideration to be received by the Company and the ability of the Company to receive such consideration. Forward-looking statements may also be identified by the use of words such as “will,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “seeks,” “estimates,” and similar expressions. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of the management of the Company and its subsidiaries and on the information available to management at the time that these statements were made. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this document. For example, (1) Hampshire First Bank may be unable to obtain stockholder approval required for the transaction; (2) regulatory approvals required for the transaction may not be obtained, or required regulatory approvals may delay the transaction or result in the imposition of conditions that could have a material adverse effect on Hampshire First Bank, NBT or NBT Bank or cause the parties to abandon the transaction; (3) conditions to the closing of the transaction may not be satisfied; (4) the business of Hampshire First Bank, NBT or NBT Bank may suffer as a result of uncertainty surrounding the transaction; and (5) Hampshire First Bank, NBT or NBT Bank may be adversely affected by other economic, business, and/or competitive factors. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits

Exhibit Number	Exhibit

99	Press release dated November 16, 2011

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MERIDIAN INTERSTATE BANCORP, INC.
DATE: November 22, 2011	By:	/s/ Richard J. Gavegnano
Richard J. Gavegnano
Chairman of the Board and Chief Executive Officer